Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE HOLDINGS, INC.
DECLARES QUARTERLY CASH DIVIDEND

JUNE 15, 2006 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) announced today that its board of directors (the “Board”) has declared a quarterly cash dividend, for the period from April 1, 2006 to June 30, 2006, in the amount of $0.40 per share, payable on or about July 17, 2006, to stockholders of record as of June 30, 2006. Such quarterly amount is equivalent to a rate of $1.60 per share on an annual basis.

Reddy Ice intends to pay regular quarterly cash dividends pursuant to its dividend policy; however, all subsequent dividends will be declared by the Board at its discretion.

Company Information and Forward-Looking Statements

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to more than 82,000 locations in 31 states and the District of Columbia. The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®. Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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